Exhibit 10.3

SAN MATEO PLAZA

1850 GATEWAY DRIVE

SAN MATEO, CALIFORNIA

OFFICE LEASE

LEGACY PARTNERS II SAN MATEO PLAZA, LLC,

a Delaware limited liability company

as Landlord,

and

SERENA SOFTWARE, INC.,

a Delaware corporation,

as Tenant

EXHIBITS

A	OUTLINE OF PREMISES

B	TENANT WORK LETTER

C	AMENDMENT TO LEASE

D	RULES AND REGULATIONS

E	FORM OF SNDA

EXTENSION OPTION RIDER

-i-

INDEX

Page

Additional Rent	2
Alterations	8
Amendment	Exhibit C
Architect	Exhibit B
Base Rent	2
Base, Shell and Core	1
Brokers	22
Building	1
Cabling	15
Calendar Year	3
Common Areas	1
Construction Designs	Exhibit B
Construction Drawings	Exhibit B
Contractor	Exhibit B
Cost Pools	3
Cost Proposal	Exhibit B
Cost Proposal Delivery Date	3
Delivery Termination Date	2
Embargoed Person	23
Engineers	Exhibit B
Estimate	6
Estimate Statement	5
Estimated Excess	6
Excess	5
Expense Base Year	3
Expense Year	3
Extension Option	1
Extension Option Notice	1
Extension Term	1
Fair Market Rental Rate	1
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
Force Majeure	21
Furnishings Credit	1
Hazardous Material	7
Holidays	7
Information	Exhibit B
Interest Rate	6
Landlord	1
Landlord Parties	10
Landlord Supervision Fee	Exhibit B
Landlord’s Damage Notice	12
Lease	1
Lease Commencement Date	1
Lease Expiration Date	1
Lease Term	1
Lease Year	1
List	23
Notices	22
OFAC	23
Operating Expenses	3
Outside Delivery Date	2
Parking Area	1
Partial Cost Proposal	Exhibit B
Permits	Exhibit B
Premises	1
Project	1
Proposition 13	4
Ready for Occupancy	3
Renovations	23
Rent	2
Rider	1
Security Deposit	18
Space Plan Design Problem	Exhibit B
Specifications	Exhibit B
Statement	5
Subject Space	13
Subleasing Costs	14
Substantial Completion	3
Summary	iv
Systems and Equipment	4
Tax Expense Base Year	4

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INDEX

Page

Tax Expenses	4
Tenant	1
Tenant Delays	Exhibit B
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Work Letter	1
Tenant’s Share	5
Transfer Notice	13
Transfer Premium	14
Transferee	13
Transfers	13
Utilities Base Year	5
Utilities Costs	5
Wi-Fi Network	9
Working Drawing Design Problem	Exhibit B

-iii-

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION

1.	Date:		March 16, 2012

2.	Landlord:		LEGACY PARTNERS II SAN MATEO PLAZA, LLC,
a Delaware limited liability company

3.	Address of Landlord (Section 24.19):		LEGACY PARTNERS II SAN MATEO PLAZA, LLC
c/o Legacy Partners Commercial, Inc. 4000 East Third Avenue, Suite 600 Foster City, California 94406 Attention: Executive Vice President, Property Management

4.	Tenant:		SERENA SOFTWARE, INC.,
a Delaware corporation

5.	Address of Tenant (Section 24.19):		SERENA SOFTWARE, INC.
2345 NW Amberbrook Drive, Suite 200 Hillsboro, Oregon 97006 Attention: Real Estate Director

With a copy to:

SERENA SOFTWARE, INC.
1900 Seaport Boulevard, 2nd Floor Redwood City, California 94063 Attention: General Counsel (Prior to Lease Commencement Date)

and

SERENA SOFTWARE, INC.
1850 Gateway Drive, Suite 400 San Mateo, California 94404 Attention: Office Manager (After Lease Commencement Date)

6.	Premises (Article 1):

	6.1	Premises:	20,790 rentable square feet of space located on the fourth (4th) floor of the Building (as defined below), as set forth in Exhibit A attached hereto.

	6.2	Building:	The Premises are located in that certain building whose address is 1850 Gateway Drive, San Mateo, California 94404.

7.	Term (Article 2):

	7.1	Lease Term:	Seventy-six (76) full calendar months.

	7.2	Lease Commencement Date:	The earlier of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B), which Lease Commencement Date is anticipated to be August 1, 2012.

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TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION

	7.3	Lease Expiration Date:	The last day of the seventy-sixth (76th) full calendar month following the Lease Commencement Date.

	7.4	Amendment to Lease:	Landlord and Tenant may confirm the Lease Commencement Date and Lease Expiration Date in an Amendment to Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.

8.	Base Rent (Article 3):

Months of Lease Term	Annual Base Rent		Monthly Installment of Base Rent		Monthly Rental Rate per Rentable Square Foot

1 – 12	$729,254.99	*	$60,771.25	*	$2.9231
13 – 24	$754,202.99		$62,850.25		$3.0231
25 – 36	$779,150.99		$64,929.25		$3.1231
37 – 48	$804,098.99		$67,008.25		$3.2231
49 – 60	$829,046.99		$69,087.25		$3.3231
61 – 76	$853,994.99		$71,166.25		$3.4231

*

Tenant shall not be obligated to pay monthly Base Rent for the first (1st) through fourth (4th) months of the Lease Term so long as Tenant is not in monetary or other material default under the Lease, as more particularly described in the immediately following sentence. If, at any time, Tenant is in monetary or other material default of any term, condition or provision of this Lease beyond applicable notice and grace periods that results in a termination of the Lease as provided for in Section 19.2 below, then to the fullest extent permitted by law, any express or implicit waiver by Landlord of Tenant’s requirement to pay monthly Base Rent during any period of time from and after the date of this Lease shall be null and void and Tenant shall immediately pay to Landlord all Base Rent so expressly or implicitly waived by Landlord.

9.	Additional Rent (Article 4):

	9.1	Expense Base Year:	Calendar year 2012.

	9.2	Tax Expense Base Year:	Calendar year 2012.

	9.3	Utilities Base Year:	Calendar year 2012.

	9.4	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs:	14.55% (20,790 rentable square feet within the Premises/142,911 rentable square feet within the Building).

10.	Security Deposit (Article 20):		$71,166.25.

11.	Brokers (Section 24.25):		Colliers International and Hume Myers Tenant Counsel, LLC representing Tenant and CBRE, Inc. and Legacy Partners Commercial representing Landlord.

12.	Parking (Article 23):		3.3 unreserved parking spaces for every 1,000 rentable square feet of the Premises which is equivalent to 68 spaces.

-v-

OFFICE LEASE

This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company (“Landlord”), and SERENA SOFTWARE, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

BUILDING, PREMISES AND PROJECT

1.1 Building, Premises and Project. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are part of the building commonly known as San Mateo Plaza (the “Building”). The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Building, the Building’s parking area (the “Parking Area”), any outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein collectively referred to as the “Project.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located within the Building, and the non-exclusive use of the areas located on the Project designated by Landlord from time to time as common areas for the Building (the “Common Areas”); provided, however, that (i) the manner in which such public and Common Areas are maintained and operated shall be at the sole discretion of Landlord, (ii) the use thereof shall be subject to (1) such rules, regulations and restrictions as Landlord may make from time to time and (2) the provisions of any covenants, conditions and restrictions regarding the use thereof, now or hereafter recorded against the Project, and (iii) Tenant may not go on the roof of the Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserves the right from time to time to use any of the Common Areas, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, expanding or decreasing the size of any Common Areas and other elements thereof; (2) close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate (provided in the case of clauses (1), (2) and (4) that Landlord shall minimize any material and adverse interference with Tenant’s business at the Premises or access thereto).

1.2 Condition of Premises. Except as expressly set forth in this Lease and Landlord’s obligation to deliver the Premises Ready for Occupancy as set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “AS IS” condition on the Lease Commencement Date. Notwithstanding the foregoing, on the Lease Commencement Date, Landlord shall deliver the Premises with the existing Systems and Equipment in good working condition and Tenant shall have a review period of ninety (90) days from the Lease Commencement Date (the “Review Period”) to confirm such condition. In the event that Tenant notifies Landlord during the Review Period, in writing, of any of the foregoing items that are not in good working condition, Landlord shall use commercially reasonable efforts to cause such items to be promptly repaired to the extent that any deficiencies to such systems are not caused by the acts or omissions of Tenant or any of Tenant’s Representatives (as defined below), or any Alterations performed by or on behalf of Tenant. If Tenant fails to timely deliver to Landlord such written notice of Systems or Equipment not in good working condition within the Review Period, Landlord shall have no obligation to perform any such work thereafter, except as otherwise expressly provided in the Lease.

1.3 Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon the rentable square feet of the Premises.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”)

set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date (as set forth in Section 7.2(ii) of the Summary), Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. In the event that the Lease Commencement Date is a date which is other than the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary, within a reasonable period of time after the date Tenant takes possession of the Premises Landlord shall deliver to Tenant an amendment to lease in the form attached hereto as Exhibit C, attached hereto, setting forth the Lease Commencement Date and the Lease Expiration Date, which amendment Tenant shall execute and return to Landlord within thirty (30) days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such 30-day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment. In the event that neither Tenant nor Landlord delivers such amendment to the other party, the Lease Commencement Date shall be deemed to be the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary. Notwithstanding anything to the contrary set forth herein, in the event that Landlord is unable to deliver the Premises to Tenant Ready for Occupancy on or before July 26, 2012 (which date shall be extended for the period of any Tenant Delays [as defined in the Work Letter] or any event of Force Majeure (the “Outside Delivery Date”), which delays Substantial Completion of the Premises), Tenant shall receive one (1) day free of Base Rent for each day beyond the Outside Delivery Date that Landlord fails to so deliver the Premises to Tenant (not to exceed six (6) month’s Base Rent), to be applied to Base Rent due hereunder after the expiration of any free rent periods, and as and when such obligation of Tenant commences. In addition, if Landlord is unable to tender possession of the Premises on or before November 1, 2012 (which date shall be extended for the period of any Tenant Delays or any event of Force Majeure which delays Substantial Completion of the Premises) (the “Delivery Termination Date”), then Tenant may terminate this Lease by delivering to Landlord a written termination notice thereof prior to the earlier of (i) the date which is seven (7) days following the Delivery Termination Date or (ii) the date upon which Landlord tenders possession of the Premises Ready for Occupancy. Tenant’s termination notice delivered pursuant to this Article 2 shall be effective seven (7) days after receipt thereof by Landlord; provided, however, Landlord may vitiate Tenant’s termination notice provided to Landlord pursuant to this Article 2 by Landlord tendering possession of the Premises to Tenant prior to the effective date of such termination notice, in which event Tenant’s termination notice shall be null and void and of no further force or effect. The rent abatement right and termination right afforded to Tenant under this Article 2 shall be Tenant’s sole remedies for Landlord’s failure to timely tender possession of the Premises. Time is of the essence for the delivery of Tenant’s termination notice under this Article 2; accordingly, if Tenant fails to timely deliver any such notice, Tenant’s right to terminate this Lease under this Article 2 shall expire and be of no further force or effect as of the date Tenant fails to timely deliver such termination notice.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise expressly provided in this Lease. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. If, at any time, Tenant is in default of any monetary or other material term, condition or provision of this Lease (beyond applicable notice and grace periods) that results in a termination of the Lease as provided in Section 19.2 below, then to the fullest extent permitted by law, any express or implicit waiver by Landlord of Tenant’s requirement to pay Base Rent during any period of time from and after the Lease Commencement Date shall be null and void and Tenant shall immediately pay to Landlord all Base Rent so expressly or implicitly waived by Landlord.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses which are in excess of the amount of Operating Expenses applicable to the Expense Base Year; plus (ii) Tenant’s Share of the annual Tax Expenses which are in excess of the amount of Tax Expenses applicable to the Tax Expense Base Year; plus (iii) Tenant’s Share of the annual Utilities Costs which are in excess of the amount of Utilities Costs applicable to the Utilities Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this

Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.3 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Project, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.5 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation of a transportation system management program or similar program required by any applicable governmental authority; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including reasonable consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Project provided Tenant’s Share of management fees shall not exceed five percent (5%) of aggregate gross Rent; (v) the cost of Parking Area repair, restoration, and maintenance; (vi) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons (at or below the level of Senior Property Manager) engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits (provided, for persons who do not devote substantially all of their time to the Project, such wages, compensation and benefits shall be equitably prorated and only the portion allocable to the Project shall be included as a component of Operating Expenses); (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (ix) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (xi) costs for workers’ compensation insurance, wages, withholding taxes, personal property taxes, fees for required licenses and permits, supplies, charges for management of the Building and Common Areas, and the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively “Conservation Costs”); and (xii) the cost of any capital improvements or other costs (1) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, (2) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, or (3) replacements and modifications of Systems and Equipment, the roof (or any capital components thereof) and the Common Areas located on the Project that are required to keep the Project in good order and condition; provided, however, that if any such cost described in (1), (2) or (3) above, is a capital expenditure, such cost shall be amortized over the useful life of the improvement (including interest on the unamortized cost) as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Landlord shall have the right, from time to time, in its discretion, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) among different tenants of the Project and/or among other buildings of the Project as and when such other buildings are constructed for purposes of determining Operating Expenses (and/or Tax Expenses and Utilities Costs) and/or the provision of various services and amenities thereto (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the Building and/or any such additional buildings. Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Project.

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude one-time Conservation Costs and other special charges, costs or fees incurred in the Expense Base Year only, including those attributable to market-wide labor-rate increases or other extraordinary circumstances, including, but not limited to, boycotts and strikes, and costs relating to capital improvements or expenditures.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.4, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease affecting the Project; (F) Utilities Costs; (G) Tax Expenses; (H) costs directly necessitated by or directly resulting from the gross negligence of Landlord, its agents or employees; (I) costs associated with the investigation and/or remediation of Hazardous Materials (hereafter defined) present in, on or about the Building, unless such costs and expenses are the responsibility of Tenant as provided in this Lease, in which event all such costs and expenses shall be paid solely by Tenant; (J) except as otherwise provided in this Lease, the cost of any capital improvements; (K) costs of Landlord’s charitable and/or political contributions; (L) costs of advertising, marketing, or promotional expenses; (M) costs to the extent that Landlord receives reimbursement for such expenses from insurance, other tenants or third parties; (N) costs associated with operating the entity that constitutes Landlord, as the same are distinguished from the costs of operating the Project; (O) costs incurred in bringing the Building into compliance with laws (including the Americans with Disabilities Act) in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date; and (P) costs of repairs or other work necessitated by casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Articles 11 and 12, below.

4.2.5 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Project in whole or in part.

4.2.6 “Tax Expense Base Year” shall mean the year set forth in Section 9.2 of the Summary.

4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Project, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.7.2 In no event shall Tax Expenses for any Expense Year be less than the Tax Expenses for the Tax Expense Base Year.

4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses or Utilities Costs, and (iii) any taxes assessed against another tenant’s personal property or improvements for which such tenant is responsible, and (iv) any items paid by Tenant under Section 4.4 of this Lease.

4.2.8 “Tenant’s Share” shall mean the percentage set forth in Section 9.4 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9.4 of the Summary), and stating such amount as a percentage.

4.2.9 “Utilities Base Year” shall mean the year set forth in Section 9.3 of the Summary.

4.2.10 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including, unless paid by Tenant pursuant to Section 6.2 below, the cost of electricity to operate the HVAC air handlers) and other utilities as well as related fees, assessments, measurement meters and devices and surcharges (but excluding those charges, such as the cost of providing HVAC during non-Business Hours for which a tenant directly reimburses Landlord, for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Utilities Costs shall be calculated assuming the Building is at least ninety-five percent (95%) occupied during all or any portion of an Expense Year (including the Utilities Base Year). If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project. For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall not include any one-time Conservation Costs or other special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or fuel.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant’s Share of Operating Expenses for such Expense Year exceeds Tenant’s Share of Operating Expenses for the Expense Base Year and/or (ii) Tenant’s Share of Tax Expenses for such Expense Year exceeds Tenant’s Share of Tax Expenses for the Tax Expense Base Year, and/or (iii) Tenant’s Share of Utilities Costs for such Expense Year exceeds Tenant’s Share of Utilities Costs for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the “Excess”).

4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the thirtieth (30th) day of June following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 of this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term for a period of two (2) years from the date of such expiration or termination.

4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant, within ninety (90) days after the commencement of each Expense Year, a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing (i) Tenant’s Share of Operating Expenses, which shall be based upon the Estimate, to Tenant’s Share of Operating Expenses for the Expense Base Year, (ii) Tenant’s Share of Tax Expenses, which shall be based upon the Estimate, to Tenant’s Share of Tax Expenses for the Tax Expense Base Year, and (iii) Tenant’s Share of Utilities Costs, which shall be based upon the Estimate, to Tenant’s Share of Utilities Costs for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If, pursuant to the Estimate Statement, an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Notwithstanding the foregoing, if Landlord determines that Tenant’s Share of Operating Expenses, Tax Expenses or Utilities Costs for the then current Expense Year is greater than that set forth in the Estimate Statement, then Landlord may deliver a revised Estimate Statement to Tenant not more than once during such Expense Year and Tenant shall pay to Landlord, within ten (10) days of the delivery of such revised Estimate Statement, the difference between such revised Estimate Statement and the original Estimate Statement for the portion of the then current Expense Year which has then expired, and Tenant shall pay during the balance of such then current Expense Year a fraction of the balance of such difference as would fully amortize such Excess over the remaining months of the then current Expense Year. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project (including the Parking Area); or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the date that is five (5) days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) ten percent (10%) per annum.

4.6 Audit. After delivery to Landlord of at least thirty (30) days’ prior written notice delivered no later than one hundred twenty (120) days after receipt of a Statement, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such costs and expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Any such accounting firm designated by Tenant may not be compensated on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents. Landlord and Tenant each shall use its best efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such costs and expenses.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for general office purposes consistent with the character of the Building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material,” as that term is defined below, except that Tenant may use and store at the Premises limited quantities of typical office supplies and cleaning products, containing limited amounts of Hazardous Materials, which are required in connection with the routine use, operation and maintenance of the Premises, provided such office supplies and cleaning products are used and disposed of in compliance with applicable law. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Project is located or the United States Government.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring, lighting and electricity plug load and facilities and power for normal general office use for Building standard lighting as determined by Landlord. Landlord shall designate the electricity utility provider from time to time.

6.1.3 As part of Operating Expenses or Utilities Costs (as determined by Landlord), Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.5 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Project.

6.1.6 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.7 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed two (2) watts connected load per square foot of rentable area of the Premises, calculated on a monthly basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, within thirty (30) days after billing and as Additional Rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use, and in such event Tenant shall pay, as

Additional Rent, the increased cost directly to Landlord, within thirty (30) days after demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such heat, ventilation or air conditioning to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost within thirty (30) days after billing, as Additional Rent.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding any provision contained herein to the contrary, Tenant’s Base Rent shall be abated to the extent that utility services are interrupted for a period of five (5) or more consecutive business days as a result of Landlord’s sole fault or neglect and not due to (i) the fault of the utility supplier or failure of the utility supplier to provide the applicable service, (ii) Force Majeure (as defined in Section 24.17), (iii) a casualty, or (iv) the act or omission of Tenant, its employees, contractors or agents or the failure of any equipment or non-Building standard improvements installed by Tenant in the Premises; provided Tenant is prevented from using the Premises as a result thereof.

6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee not to exceed five percent (5%). Notwithstanding the foregoing, Tenant shall have the right to provide its own catering services and vending machine contractor without using Landlord’s vendors for such services. Charges for any utilities or services for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, and except for damage resulting from casualty which shall be governed by the terms of Article 11, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein and all Systems and Equipment that exclusively serve the Premises, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the (i) structural portions of the Building, including the Systems and Equipment serving the Building, the roof, windows, window frames and all exterior and common area glass, (ii) the Common Areas, (iii) the Parking Area, (iv) the restrooms located within the Premises, (v) all fire-exit stairways, (vi) janitorial, telephone and electrical closets located in the Premises, and (vii) latent defects in the Building; provided, however, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord, as Additional Rent, the reasonable cost of such maintenance and repairs within thirty (30) days after Landlord’s invoice therefore. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance. There shall be no abatement of Rent (except as otherwise expressly provided in Section 6.3) and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect. Except for maintenance or repairs made necessary by act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, all costs incurred by Landlord pursuant to this Section 7.2 shall, except to the extent the same are excluded by Section 4.2.4, be included in Operating Expenses.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld or delayed by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Notwithstanding the foregoing, the installation by Tenant of a Wi-Fi Network shall be governed by the terms of Section 8.3 below. Notwithstanding the foregoing, Tenant shall have the right to make Alterations to the Premises which are (i) nonstructural, (ii) do not affect the Systems and Equipment, (iii) are not visible from the exterior of the Premises or the Building, (iv) do not require permits or roof penetrations, and (v) which do not exceed in the aggregate Twenty-five Thousand Dollars ($25,000) in any one calendar year without the prior written approval of Landlord, provided that Tenant shall give Landlord at last ten (10) business days’ prior written notice of the Alteration, including fully detailed and dimensioned plans and specifications therefore (to the extent applicable), and subject to all of the other terms and conditions of this Article 8. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Project is located, and in conformance with Landlord’s construction rules and regulations and all covenants, conditions and restrictions now or hereafter affecting the Project. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or Project or the Common Areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, if Tenant makes any Alterations with a cost in excess of Fifty Thousand Dollars ($50,000), Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Project a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet or any other wireless data or communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then Tenant shall be permitted to install such Wi-Fi Network and the same shall be subject to the provisions of this Section 8.3 (in addition to the other provisions of this Article 8). Tenant shall, in accordance with Section 8.4 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 8.3, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Landlord and Tenant shall immediately use their diligent and good faith efforts to resolve such interference issues until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to Building systems or infrastructure which are required by reason of the installation or operation of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and to confirm Tenant’s compliance with the terms of this Section 8.3, Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within twenty (20) days following submission to Tenant of an invoice from Landlord, which costs shall not exceed $1,000 per year (except in the event of a default by Tenant hereunder). This reimbursement obligation is in addition to any other rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

8.4 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment (other than Tenant’s personal property and trade fixtures) which may be installed or placed in or about the Premises, including any Cabling (as defined below) and wiring associated with the Wi-Fi Network, and all signs installed in, on or about the Premises and all furniture purchased with the Furnishings Credit (as defined in Exhibit B), shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, Landlord may require that Tenant remove any improvement or Alteration (including any Cabling and wiring associated with the Wi-Fi Network, but excluding the initial Tenant Improvements constructed pursuant to Exhibit B) upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal; provided, however, that, Landlord shall give Tenant written notice of such removal requirement not less than thirty (30) days prior to the expiration of the Lease, and provided, further, for Alterations made with Landlord’s consent, Landlord shall advise Tenant at the time of granting consent if Landlord requires such Alterations to be removed at the expiration or earlier termination of the Lease. If Tenant fails to complete such removal and/or to repair any damage caused to the Premises and Building by the removal of any Alterations (including any Cabling and wiring associated with the Wi-Fi Network), Landlord may do so and may charge the cost thereof to Tenant (together with a five percent (5%) supervision/administration fee), and Tenant shall pay such cost to Landlord within thirty (30) days of being billed for the same. The provisions of this Section 8.4 shall survive the expiration or earlier termination of the Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record within ten (10) days after the date Tenant receives written notice of such lien. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date specified in the preceding sentence, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within thirty (30) days after Landlord’s invoice.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises and/or parking facilities from any cause whatsoever and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant, Tenant’s employees, agents, contractors, invitees or by other persons claiming through Tenant; provided, however, that the foregoing shall not be deemed to constitute Tenant’s waiver of claims with respect to the foregoing to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Project; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with owned and non-owned automobile liability coverage, and liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability (which may be maintained through a combination of primary and excess coverage insurance) not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

$5,000,000 each occurrence
Personal Injury Liability	$5,000,000 annual aggregate

10.3.2 Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Workers’ compensation insurance as required by law.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5 Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. Tenant may maintain such coverage through a combination of primary and excess coverage insurance.

10.3.6 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice (fifteen (15) days for non-payment of premium) shall have been given to Landlord by the Tenant; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Five Thousand Dollars ($5,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and within ten (10) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord provided such other reasonable coverages and amounts are required by Landlord’s lender or are required by landlords of other comparable buildings in the vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) the portion of the insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2 of this Lease allocable to the Tenant Improvements and any Alterations (and Tenant shall retain the portion of such proceeds allocable to Tenant’s furniture, fixtures and equipment, telephone system, Cabling (as defined below), supplemental utility system and Wi-Fi Network), and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any Cabling (as defined below), wiring, supplemental utility system, Tenant’s furniture, fixtures and equipment and the telephone system or wireless/Wi-Fi Network. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing (“Landlord’s Damage Notice”) of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

11.4 Tenant’s Termination Option. If (i) Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided in Section 11.2 above, (ii) the damage substantially interferes with Tenant’s access to or usage of the Premises and Tenant does not thereafter use the Premises, and (iii) Landlord’s restoration work cannot, in the reasonable opinion of Landlord’s licensed contractor, be substantially completed within one hundred eighty (180) days after the date of Landlord’s Damage Notice, then Tenant may elect to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s Damage Notice, which termination shall be effective as of the date which is ninety (90) days after the date such termination notice is delivered to Landlord.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If a material portion of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) business days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) the material terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of the operative documents to be executed to evidence such Transfer, (iv) the most recent audited annual financial statements of the proposed Transferee or, in the case of unaudited financial statements, the most recent annual financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall pay to Landlord One Thousand Five Hundred Dollars ($1,500) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer (so long as Tenant utilizes Landlord’s standard form transfer and consent documents without material modification, Landlord legal fees shall not exceed $2,000). Notwithstanding anything to the contrary contained in this Article 14, so long as Tenant delivers to Landlord (i) written notice at least fifteen (15) days prior to the effective date of an assignment or subletting of the Premises to any Permitted Transferee, which notice shall set forth the name of the Permitted

Transferee, (ii) a copy of the agreement pursuant to which such assignment or sublease shall be effectuated, and (iii) such other information concerning the Permitted Transferee as Landlord may reasonably require, including without limitation, information regarding any change in the proposed use of any portion of the Premises and any financial information with respect to such Permitted Transferee, and so long as (a) any change in the proposed use of the subject portion of the Premises is in conformance with the uses permitted to be made under this Lease and do not involve the use or storage of any Hazardous Materials (other than nominal amounts of ordinary household cleaners, office supplies and janitorial supplies which are not regulated by any environmental laws), and (b) the Permitted Transferee has a tangible net worth (defined as total assets, less goodwill and total liabilities) as of the date of the proposed Permitted Transfer, in the aggregate, computed in accordance with Generally Accepted Accounting Principles, which is equal to or greater than Tenant as of the date of the Lease, then Tenant may assign (whether by assignment document or by operation of law) this Lease or sublease any portion of the Premises (1) to any Related Entity, or (2) in connection with any merger, consolidation or sale of substantially all of the assets of Tenant, without having to obtain the prior written consent of Landlord thereto (each such transfer shall be referred to herein as a “Permitted Transfer” and each transferee pursuant to a Permitted Transfer shall be referred to herein as a “Permitted Transferee”). Notwithstanding anything to the contrary contained in this Article 14, a “Transfer” shall not include, and Landlord’s prior written consent shall not be required, in connection with any encumbrance of Tenant’s assets pursuant to a security or pledge agreement securing the performance of Tenant’s obligations under a credit or loan agreement (or any amendment, modification or extension thereof) with one or more third party lenders. The provisions of Section 14.3 and 14.4 below shall not be applicable in connection with a Permitted Transfer. Any Permitted Transfer shall in no way relieve Tenant of any liability Tenant may have under this Lease and such assignee or sublessee shall be jointly and severally liable with Tenant hereunder. For purposes of this Section 14.1, the term “Related Entity” shall mean any entity controlled by, under control with, or in control of Tenant. The term “control” as used in the immediately preceding sentence shall mean having direct ownership of fifty percent (50%) or more of the ownership interests of an entity and having the ability to direct the management and policies of such entity.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability that has and will continue to have sufficient financial strength to perform all of the remaining obligations of Tenant under the Lease from and after the date of transfer, as reasonably determined by Landlord taking into account all relevant facts and circumstances;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease; or

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right).

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer.

“Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant desires to assign the Lease or sublease more than twenty-five percent (25%) of the rentable square footage of the Premises, then Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective termination date stated in the recapture notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, a fully-executed copy of the Transfer document, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members, as applicable, or transfer of twenty-five percent or more of partnership or membership interests, as applicable, within a twelve (12) month period, or the dissolution of the partnership or limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (1) the dissolution, merger, consolidation or other reorganization of Tenant, (2) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (3) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. Notwithstanding the foregoing terms of this Section 14.6, the term “Transfer” shall not include, and Landlord shall have no right to consent to, the sale of the voting shares of Tenant by Silver Lake Partners II, LP, a Delaware limited partnership, Silver Lake Technology Investors II, LP, a Delaware limited partnership or Serena Co-invest Partners LP, a Delaware limited partnership, so long as (a) Tenant delivers at least ten (10) business days prior written notice of such sale to Landlord, (b) any such sale is not intended and does not serve as a subterfuge to avoid the requirements of this Article 14, and (c) the transferee is an entity with a character and reputation consistent with the quality of the Building.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and all items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises (other than furniture, equipment or fixtures attached to the Premises and purchased with the Furnishings Credit) and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed. Landlord may require that Tenant remove any Cabling (as defined below), wiring or conduit (including any such Cabling or wiring associated with the Wi-Fi Network, if any) which may have been placed at the Project or within the Building by or on behalf of Tenant. Tenant shall repair at its own expense all damage to the Premises and Building resulting from removal of any of the foregoing items. In no event shall Tenant be required to remove any of the Tenant Improvements. In addition, if all or a portion of the corridor located on the fourth floor of the Building is removed as part of the Tenant

Improvements, then Tenant shall not be required to restore such corridor upon the expiration or earlier termination of the Lease. Landlord and Tenant hereby agree that the additional Base Rent paid by Tenant under Article 3 of the Lease for the portion of the Premises where the corridor was removed shall be deemed to be full consideration for Landlord’s agreement that Tenant is not required to restore such corridor.

15.3 Cabling. Notwithstanding anything to the contrary herein, Tenant shall, prior to the expiration or earlier termination of this Lease, at Tenant’s expense and in compliance with the National Electric Code and other applicable laws, remove all electronic, fiber, phone and data cabling and related equipment that has been installed by or for the exclusive benefit of Tenant in or around the Premises (collectively, the “Cabling”); provided, however, Tenant shall not remove such Cabling if Tenant receives a written notice from Landlord at least thirty (30) days prior to the expiration of the Term of this Lease authorizing such Cabling to remain in place, in which event the Cabling shall be surrendered with the Premises upon the expiration or earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be a tenancy at sufferance only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within fifteen (15) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form as may be reasonably required by any prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Failure of Tenant to timely execute and deliver such estoppel certificate shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to timely deliver such estoppel certificate shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) days of written request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Notwithstanding the foregoing, the subordination of this Lease to any future ground or underlying lease of the Project or to any future lien of any mortgage or deed of trust is conditioned upon the rights of Tenant under the Lease not being disturbed by any termination of such lease or foreclosure of such mortgage or deed of trust so long as Tenant is not in default hereunder beyond applicable notice and cure periods. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant hereby acknowledges that as of the date of execution of this Lease, there is a deed of trust encumbering Landlord’s interest in the Property in favor of Societe General (the “Current Lender”). Tenant shall, concurrently with the execution of this Lease by Tenant, execute, notarize and deliver to Landlord a subordination, non-disturbance and attornment agreement in the form attached to this Lease as Exhibit E and incorporated herein by this reference (the

“SNDA”). Landlord shall use commercially reasonable efforts to cause the Current Lender to execute, notarize and deliver to Tenant the SNDA within ninety (90) days of the later of: the mutual execution and delivery of this Lease or the date Landlord receives Tenant’s executed original SNDA, but Landlord shall not be in default under this Lease and shall have no liability to Tenant whatsoever if Landlord is unable to obtain and deliver to Tenant the SNDA executed by the Current Lender.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days of written notice that the same is past due; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible;

19.1.3 The abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease; provided, however, that Tenant’s vacation of the Premises shall not constitute a default under this Lease so long as Tenant continues to pay the Base Rent, Additional Rent and all other sums hereunder when due, and perform all of Tenant’s other obligations under this Lease; or

19.1.4 The making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold, Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets, Tenant taking any action toward the dissolution or winding up of Tenant’s affairs, the cessation or suspension of Tenant’s use of the Premises, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, including, without limitation, any rent abatement; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall have the immediate right of re-entry without terminating this Lease, and if this right of re-entry is exercised following abandonment of the Premises by Tenant, Landlord may consider any of Tenant’s equipment, trade fixtures, Cabling, furnishings, inventories, goods and personal property left on the Premises to also have been abandoned. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 19.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

19.2.4 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.4 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease. Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179 (or any successor or substitute statute), or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder. Tenant hereby waives for Tenant and for all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.4 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or earlier termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security

Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, make any and all alterations, improvements and structural changes that are required by laws, statutes, ordinances and governmental regulations or requirements as a result of Tenant’s particular use of the Premises or any alterations, additions or improvements made by Tenant. Any other alterations, improvements or structural changes to the Premises or the Project that are required by laws, statutes, ordinances and governmental regulations or requirements, and not due to Tenant’s particular use of the Premises or Tenant’s alterations, additions or improvements, shall be made by Landlord, and the cost thereof shall be an Operating Expense, subject to reimbursement pursuant to Section 4.2.4. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (not less than twenty-four hours notice, except in an emergency) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or, during the last twelve (12) months of the Lease Term, to tenants, or to the ground or underlying lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Except in the event of an emergency, Tenant shall have the right to have a representative accompany Landlord in connection with any entry into the Premises. If Tenant fails to make a representative available to accompany Landlord at the time of Landlord’s entry, then Tenant shall be deemed to have waived its right to accompany Landlord in connection with such entry. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises given the circumstances of Landlord’s entry. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

TENANT PARKING

Subject to the terms of this Article 23, Tenant shall be entitled to use, on an unassigned, unreserved and first come, first served basis, the number of parking spaces set forth in Section 12 of the Summary, which parking spaces are located in the Parking Area. The Parking Area shall be for passenger vehicles only and shall be in parking areas designated by Landlord. Tenant’s parking in the Parking Area shall be free of charge by Landlord. Tenant’s continued right to use the Parking Area is conditioned upon (i) Tenant abiding by (1) all rules and regulations which are prescribed by Landlord from time to time for the orderly operation and use of the Parking Area, and (2) all recorded covenants, conditions and restrictions affecting the Project, and (ii) Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and covenants, conditions and restrictions. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Parking Area, and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease temporarily close-off or restrict access to the Parking Area, or temporarily relocate parking to other parking structures and/or surface parking areas within a reasonable distance from the Parking Area, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. Any parking rates charged by Landlord shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Tenant’s receipt of the invoice from Landlord. The rights of Tenant to park in the Parking Area may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior written approval.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Financials. Upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days of written request, current financial statements for Tenant, dated no earlier than one (1) year prior to such request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days of written request, current financial statements of the Guarantor in a form consistent with the above criteria. All such financial statements will be delivered to Landlord and any such lender or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant or of Guarantor, as applicable.

24.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer and subject to Landlord’s transferee assuming all of Landlord’s obligations under this Lease, Landlord shall automatically be released from all liability arising under this Lease after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Without limiting the generality of the foregoing, it is acknowledged and agreed that the liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant’s Signs. Tenant shall be entitled to (i) one (1) identification sign on or near the entry doors of the Premises, and (ii) for multi-tenant floors, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located. Landlord shall pay for the cost of the initial installation of such permitted signage, and Tenant shall pay for the cost of any changes thereto. Tenant acknowledges and agrees that there currently are no available spaces on the existing monument sign for the Building. If, during the Lease Term, space becomes available on such monument sign (as determined by Landlord), then Tenant shall have the right to install, at Tenant’s sole cost, a sign panel on such monument sign. Tenant’s right to any monument signage shall be subject and subordinate to monument signage rights currently set forth in any lease which has been executed as of the date of execution of this Lease (as such leases may be modified, amended or extended) and the rights of any tenant of the Project that leases more rentable square feet at the Project than Tenant. Such signs shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Tenant may not install any signs on the exterior or roof of the Building or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building or other portions of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is received or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

24.21 Authority. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing entity qualified to do business in the state in which the Project is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

24.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay commissions to the Brokers pursuant to separate agreements between Landlord and the Brokers.

24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent (except to the extent expressly provided in Section 6.3 above) or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Buildings or Project or use pictures or illustrations of the Building or Project in advertising or other publicity, without the prior written consent of Landlord.

24.28 Building Directory. At Landlord’s cost, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory.

24.29 Intentionally Deleted.

24.30 Landlord’s Construction. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Project, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant, except as specifically set forth in this Lease. However, Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Project, including without limitation the Building Parking Area, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in the Building Common Areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building and/or Project, which work may create noise, dust or leave debris in the Building and/or Project. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided, however, that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises during such Renovations. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

24.31 Intentionally Deleted.

24.32 OFAC Compliance.

24.32.1 Tenant represents and warrants that (i) Tenant and each person or entity owning an interest in Tenant is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (2) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

24.32.2 Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

24.32.3 Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a default of the Lease.

Simultaneously with the execution of the Lease, Tenant will provide to Landlord the names of the persons holding an ownership interest in Tenant, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001).

24.33 Consent. Wherever a party’s consent is required in this Lease, except as otherwise expressly provided herein, such consent shall not be unreasonably withheld.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company

By:	LEGACY PARTNERS COMMERCIAL, L.P., a California limited partnership, as Manager and Agent for Owner

	By:	LEGACY PARTNERS COMMERCIAL, INC., General Partner

By:
Debra Smith
		Its:	Chief Administrative Officer
DRE #00975555
BL DRE #01464134

“Tenant”:

SERENA SOFTWARE, INC., a Delaware corporation

By:

Name:

Its:

By:

Name:

Its:

***	If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the chairman of the board, president or vice president and the chief financial officer, secretary, assistant secretary or assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

S-1

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

1850 GATEWAY DRIVE

FOURTH FLOOR

TENANT INITIALS HERE:

EXHIBIT A

EHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

AS-IS CONDITION

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “AS-IS” condition existing as of the date of the Lease and the Lease Commencement Date. Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to pay for any alterations or improvements to the Premises, the Building or the Project. Except for the Tenant Improvements (as defined below), Landlord shall not be obligated to make any alterations or improvements to the Premises, the Building or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Thirty-Two Dollars ($32.00) per rentable square foot of the Premises (i.e., up to Six Hundred Sixty-Five Thousand Two Hundred Eighty Dollars ($665,280.00), based on 20,790 rentable square feet in the Premises), for the costs relating to (i) the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises; (ii) renovation of the restrooms located within the Premises; (iii) removal of all or a portion of the corridor on the fourth floor of the Building in accordance with Article 3 of the Lease; and (iv) the Furnishings Credit (as defined in Section 2.2.8 below) (collectively, the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1 payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 the cost of construction of the Tenant Improvements (including renovation of the restrooms in the Premises and/or removal of all or a portion of the corridor on the fourth floor of the Building, to the extent such work is included in the Construction Drawings), including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal and hoists;

2.2.4 the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 the cost of any changes to the Construction Drawings applicable to the interior of the Premises or Tenant Improvements applicable to the interior of the Premises required by applicable laws;

2.2.6 sales and use taxes and Title 24 fees;

2.2.7 the “Landlord Supervision Fee,” as that term is defined in Section 4.3.2 of this Tenant Work Letter;

2.2.8 provided the Tenant Improvement Allowance is not used in its entirety pursuant to the foregoing Tenant Improvement Allowance Items, then Tenant shall have the right to reimbursement of up to One Hundred Three Thousand Nine Hundred and Fifty Dollars ($103,950) (the “Furnishings Credit”) for Tenant’s furniture, fixtures and equipment; and

EXHIBIT B

2.2.9 all other costs to be reasonably expended by Landlord in connection with the construction of the Tenant Improvements.

2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. The Specifications for the Building are attached hereto as Schedule B-1; provided, however, Landlord may make changes to the Specifications from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings and Tenant waives all claims against Landlord and any Landlord Parties (but excluding Landlord’s Architect) in connection therewith as provided in Article 10 of the Lease.

3.2 Final Space Plan. Within three (3) business days of the full execution and delivery of the Lease by Landlord and Tenant, Tenant shall meet with Landlord’s Architect and provide Landlord’s Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and equipment to be contained therein (the “Information”). Landlord and Architect shall, based on such Information, prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within three (3) business days after Landlord delivers the Final Space Plan or such revisions to Tenant; provided, however, that Tenant may only disapprove the Final Space Plan to the extent the same is not (subject to changes reasonably required by Landlord) in substantial conformance with the Information provided by Tenant to Architect (“Space Plan Design Problem”). If Tenant reasonably disapproves the Final Space Plan, Tenant shall provide Landlord with written notice of such disapproval within said three (3) business day time period along with the reasons for such disapproval. Thereafter, the parties shall negotiate in good faith to revise the Final Space Plan to remove Tenant’s objections thereto. Tenant’s failure to disapprove the Final Space Plan for any Space Plan Design Problem or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Space Plan Design Problem) within said three (3) business day period shall be deemed to constitute Tenant’s approval of the Final Space Plan or such revisions.

3.3 Final Working Drawings. Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within three (3) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the Final Space Plan (“Working Drawing Design Problem”). If Tenant reasonably disapproves the Final Working Drawings, Tenant shall provide Landlord with written notice of such disapproval within said three (3) business day period along with the reasons for such disapproval. Thereafter, the parties shall negotiate in good faith to revise the Final Working Drawings to remove Tenant’s objections thereto. Tenant’s failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Working Drawing Design Problem) within said three (3) business day period shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord and Tenant.

EXHIBIT B

3.5 Time Deadlines. Tenant shall use its best efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below as soon as possible after the execution of the Lease and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. Landlord shall cause a contractor, under the supervision of and selected by Landlord, to construct the Tenant Improvements (the “Contractor”).

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord or disapprove and deliver Tenant’s reasons for such disapproval within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within three (3) business days of receipt of the same). If Tenant disapproves the Cost Proposal or a Partial Cost Proposal, the parties shall thereafter negotiate in good faith to remove Tenant’s objections. The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.

4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. Tenant shall be responsible for payment of the amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount and the Tenant Improvement Allowance shall be disbursed on a prorata basis with the portion of each such disbursement attributable to the Over-Allowance Amount being equal to the percentage that the Over-Allowance Amount bears to the Cost Proposal. Within three (3) business days of notice from Landlord of the amount of each disbursement to be made by Landlord in connection with the Tenant Improvement Allowance, Tenant shall deliver funds to Landlord in the amount of the Over-Allowance Amount portion of such disbursement. In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2 Landlord Supervision. After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) four percent (4%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3 Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

SECTION 5

SUBSTANTIAL COMPLETION; LEASE COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of the Lease, including for purposes of determining the Lease Commencement Date (as set forth in Section 7.2 of the Summary), the Premises shall be “Ready for Occupancy” upon Substantial Completion of the Premises. For purposes of this

EXHIBIT B

Lease, “Substantial Completion” of the Premises shall occur upon (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any minor punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor and (ii) the receipt of all applicable final permit card sign-offs necessary for Tenant to occupy the Premises.

5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Premises (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Construction Drawings;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Lease Commencement Date) or which are different from, or not included in, the Specifications;

5.2.5 any changes in the Construction Drawings and/or the Tenant Improvements and/or Base, Shell and Core required by applicable laws if such changes are directly attributable to Tenant’s use of the Premises or Tenant’s specialized tenant improvement(s); or

5.2.6 any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Premises, the Lease Commencement Date (as set forth in Section 7.2 of the Summary) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises thirty (30) days prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant, such entry right revocation to remain in effect only so long as necessary to prevent such interference or disharmony. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Lease Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees during any early entry to the Premises under this Section 6.1. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect.

6.2 Tenant’s Representative. Tenant has designated Chris Anderson, Director of Real Estate, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated Alexandra Arsenlis as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT B

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant beyond any applicable notice and cure period as described in Section 19.1 of the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B

EXHIBIT C

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (“Amendment“) is made and entered into effective as of                     , 20    , by and between LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company (“Landlord”) and                                         , a                                          (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated as of                      (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at 1850 Gateway Drive, San Mateo, California.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (a) the Premises are Ready for Occupancy, and (b) the term of the Lease commenced as of                      (the “Lease Commencement Date”) for a term of                      ending on                      (unless sooner terminated as provided in the Lease).

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company

By:	LEGACY PARTNERS COMMERCIAL, L.P.,
a California limited partnership, as Manager and Agent for Owner

	By:	LEGACY PARTNERS COMMERCIAL, INC., General Partner

By:
Debra Smith
		Its:	Chief Administrative Officer
DRE #00975555
BL DRE #01464134

“Tenant”:

,
a

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or Project. In the event of any conflict between the terms of the Lease and the terms of these Rules and Regulations, the provisions of the Lease shall govern.

1. Other than the security system that will be installed by Tenant in the Premises (which system shall be subject to Landlord’s prior approval), Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security system within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease. Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks at the Project, Tenant shall be obligated to restore all such locks and key systems to be consistent with the master lock and key system at the Building, all at Tenant’s sole cost and expense.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time; Landlord shall provide Tenant with up to one hundred (100) access cards for Tenant’s personnel prior to the Lease Commencement Date free of charge; thereafter, Tenant shall pay for the costs of all replacements thereof for lost, stolen or damaged cards and any other access cards requested by Tenant. Access to the Building and/or Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

6. Landlord shall have the right to control and operate the public portions of the Building and Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

EXHIBIT D

8. The requirements of Tenant will be attended to only upon application at the management office of the Project or at such office location designated by Landlord.

9. Tenant shall not disturb, solicit, or canvass any occupant of the Building or Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

10. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

11. Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

12. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as “move n cools”) or space heaters, without Landlord’s prior written consent, and any such approval will be for devices that meet federal, state and local code.

14. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

15. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

16. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except those assisting handicapped persons), birds, fish tanks, bicycles or other vehicles.

17. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

18. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

19. Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

20. Landlord reserves the right to exclude or expel from the Building and/or Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

EXHIBIT D

22. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

23. Tenant at all times shall maintain the entire Premises in a neat and clean, first class condition, free of debris. Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring, in or near any window to the Premises which would be visible anywhere from the exterior of the Premises.

24. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, including, without limitation, the use of window blinds to block solar heat load, and shall refrain from attempting to adjust any controls. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Project, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED [Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council).

25. Tenant shall store all its recyclables, trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

26. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied, or when the Premises’ entry is not manned by Tenant on a regular basis.

28. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

29. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except under specific arrangement with Landlord.

30. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Project. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building. Tenants shall obtain ice, drinking water, linen, barbering, shoe polishing, floor polishing, cleaning, janitorial, plant care or other similar services only from vendors who have registered with the Building office and who have been approved by Landlord for provision of such services in the Premises.

31. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

32. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

33. Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees, or agents.

EXHIBIT D

34. No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Project. No personal belongings may be left unattended in any Common Areas.

35. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

36. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

37. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and all cleaning work shall be performed after 5:30 P.M.. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

PARKING RULES AND REGULATIONS

(i) Landlord reserves the right to establish and reasonably change the hours for the Parking Area, on a non-discriminatory basis, from time to time. Tenant shall not store or permit its employees to store any automobiles in the Parking Area without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Area, or on the Property. The Parking Area may not be used by Tenant or its agents for overnight parking of vehicles. If it is necessary for Tenant or its employees to leave an automobile in the Parking Area overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii) Tenant (including Tenant’s agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the Parking Area.

(iii) Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iv) All directional signs and arrows must be observed.

(v) The speed limit shall be 5 miles per hour.

(vi) Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vii) Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking;

(b)	aisles;

(c)	where “no parking” signs are posted;

(d)	ramps; and

(e)	loading zones.

(viii) Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(ix) Parking managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x) Every parker is required to park and lock his/her own car.

(xi) Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the parking manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the parking manager immediately.

(xii) Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii) Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

(xiv) Neither Landlord nor any operator of the Parking Area within the Project, as the same are designated and modified by Landlord, in its sole discretion, from time to time will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in the Parking Area, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Area and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection or operator for the Parking Area; (ii) Tenant uses the Parking Area at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property. Tenant indemnifies and agrees to hold Landlord, any operator of the Parking Area and their respective agents harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Area by Tenant and its agents, whether brought by any of such persons or any other person, except to the extent caused by the gross negligence or willful misconduct of Landlord.

EXHIBIT D

(xv) Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used: (i) for any purpose other than parking as provided above; (ii) in any way or manner reasonably objectionable to Landlord; or (iii) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

(xvi) Tenant’s right to use the Parking Area will be in common with other tenants of the Project and with other parties permitted by Landlord to use the Parking Area. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights to use the number of parking spaces specified under the Lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

(xvii) If the Parking Area is damaged or destroyed, or if the use of the Parking Area is limited or prohibited by any governmental authority, or the use or operation of the Parking Area is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the parking spaces will not subject Landlord or any operator of the Parking Area to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect. Tenant will pay to Landlord upon demand, and Tenant indemnifies Landlord against, any and all loss or damage to the Parking Area, or any equipment, fixtures, or signs used in connection with the Parking Area and any adjoining buildings or structures caused by Tenant or any of its agents.

(xviii) Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

(xix) Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Project. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

EXHIBIT E

FORM OF SNDA

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

MESA WEST REAL ESTATE INCOME

FUND II (CORE INV), LLC

11755 Wilshire Blvd., Suite 1670

Los Angeles, CA 90025

Attention: Loan Notices, Ryan Delaney

Phone: (310) 806-6300

Facsimile: (310) 806-6301

(SPACE ABOVE THIS LINE FOR RECORDER’S USE ONLY)

SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

NOTICE:	THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of             , 20            by and among SERENA SOFTWARE, INC., a Delaware corporation (“Tenant”), LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company (“Borrower”), and MESA WEST REAL ESTATE INCOME FUND II (CORE INV), LLC, Delaware limited liability company (“Lender”).

RECITALS

A. Tenant is the lessee and Borrower is the lessor under that certain lease dated as of                    , as amended (the “Lease”).

B. Borrower has requested that Lender make a loan to Borrower, to be secured by a deed of trust from Borrower for the benefit of Lender (the “Deed of Trust”), covering the property wherein the premises (the “Premises”) covered by the Lease are located, which property is described more fully in Exhibit A attached hereto (the “Property”). The Deed of Trust and all other documents to be executed by Borrower in connection with the requested loan (the “Loan”) being herein collectively called the “Loan Documents”.

C. Lender is willing to make the Loan, provided that, as a condition precedent thereto, Borrower and Tenant execute this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Lender to make the Loan, Tenant, Borrower and Lender hereby agree and covenant as follows:

1. Subordination. Notwithstanding anything to the contrary contained in the Lease, Tenant, Lender and Borrower hereby agree that the Lease (including (a) any option or options to purchase or rights of first refusal affecting the Property, or any portion thereof, contained therein, (b) any extension, renewal or modification of the Lease, (c) the leasehold estate in the Premises created by the Lease, and (d) all of Tenant’s rights under the Lease) is and shall at all times be completely and unconditionally subject and subordinate in all respects (i) to the Deed of Trust and other Loan Documents, the lien thereof and to all renewals, modifications, extensions, substitutions, rearrangements and replacements thereof, and all advances of any character made or to be made thereunder, and (ii) to any and all renewals, modifications, replacements, extensions, substitutions and rearrangements of any and all obligations and indebtedness secured by the Deed of Trust or the other Loan Documents.

2. Non-disturbance and Attornment. Provided that Tenant is not in default under any of the terms, covenants or conditions of the Lease, and Tenant is then in possession of the Premises, Tenant’s rights under the Lease and possession of the Premises thereunder shall not be affected or disturbed by Lender in the exercise of any of its rights and remedies under the Note (as that term is defined in the Deed of Trust) or the Loan Documents. Upon foreclosure of the Loan Documents, or any of them, Tenant shall continue in occupancy of the Premises upon the terms and conditions of the Lease, shall attorn to Lender to the same extent and with the same force as if Lender were the Landlord under the Lease, and shall be bound by and perform all of the obligations imposed upon Tenant by the Lease. Tenant’s attornment hereunder shall be effective and self-operative without the execution of any other instruments on the part of any party hereto, immediately upon Lender’s acquisition of title to the Property. Tenant shall, within ten (10) days after request by Lender, execute any instrument or take any action specified by Lender further to confirm attornment hereunder in accordance with the provisions of this Agreement.

EXHIBIT E

3. Rights of Lender. If Lender exercises its rights or remedies under the Loan Documents, or any of them, then Lender shall be entitled, but not obligated, to exercise any and all claims, rights, powers, privileges and remedies of Borrower under the Lease and shall be further entitled to the benefits of and to receive and enforce performance of all of the covenants, terms and conditions to be performed by Tenant under the Lease. Lender shall not, by execution of this Agreement, be or become subject to any liability or obligation to Tenant under the Lease or otherwise, unless and until Lender has obtained title to the Premises by foreclosure or otherwise, and then only to the extent of liabilities or obligations accruing subsequent to the date Lender acquires (and prior to the date it disposes of) title to the Premises; provided, however, that Lender shall not be:

(a) liable for any act or omission of any prior lessor (including Borrower) or subsequent lessor of which Lender did not receive written notice in accordance with Section 4(b) hereof;

(b) subject to any counterclaims, offsets, abatements, or defenses which Tenant might have against any prior lessor (including Borrower);

(c) bound by any rent or additional rent which Tenant might have paid in advance to any prior lessor (including Borrower) for any period beyond the month in which Lender succeeds to the interest of Borrower under the Lease;

(d) responsible for any security deposit, cleaning deposit or other prepaid charge which Tenant may have paid in advance to any prior lessor (including Borrower) which has not been delivered to Lender (Lender acknowledging that Lender will be responsible for any security deposit that is delivered or obtained by Lender);

(e) bound by any previous amendment or modification or termination of the Lease or by any waiver or forbearance by any prior landlord (including Borrower) unless the same was approved in writing by Lender;

(f) responsible for the performance of (or contribution toward) any work to be done by the landlord under the Lease to render the Premises ready or available for occupancy by Tenant, or required to remove any person occupying the Premises or any part thereof; or

(g) personally liable under or in connection with the Lease (Tenant’s recourse being limited to Lender’s interest in the Property).

4. Certain Acknowledgments and Agreements by Tenant.

(a) Loan Disbursements. Lender, in making any disbursements of the Loan to Borrower, shall be under no obligation or duty to oversee or direct the application of the proceeds of such disbursements, and such disbursements may be used by Borrower for purposes other than improvement of the Property.

(b) Notice and Cure. If Borrower commits any act or omission which constitutes a default under the Lease, or which would give Tenant the right, either immediately or after a lapse of time, to terminate the Lease, or to claim a partial or total eviction, Tenant shall not exercise any such right, or remedy with respect thereto: (i) until it has given notice of such act or omission to Lender; and (ii) until Lender is entitled under the Loan Documents to remedy Borrower’s default and Lender has thereafter been afforded a reasonable time, at Lender’s option, to cure Borrower’s default. As used herein, a “reasonable time” shall include, any time that may be necessary to enable Lender to invoke and perfect its remedies under the Loan Documents, or any of them, such as appointment of a receiver for the Property or foreclosure thereof, plus not less than sixty (60) days. Nothing contained herein shall obligate Lender to effect a cure of any act or omission of Borrower.

(c) Notices. Tenant shall send to Lender a copy of any notice or statement given by Tenant to Borrower under the Lease at the same time such notice or statement is sent to Borrower.

(d) Option Rights. Tenant warrants and represents that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Premises or the Property, or any portion thereof, or any interest therein, but to the extent that Tenant has had or hereafter acquires any such right or option, Tenant hereby acknowledges that such right or option is made subject and subordinate to the Loan Documents pursuant to this Agreement and is hereby waived and released against Lender.

(e) New Lease. Upon Lender’s written request at or after any foreclosure under the Loan Documents, or any of them, Tenant shall execute a new lease of the Premises upon the same terms and conditions as the Lease between Borrower and Tenant, which new lease shall cover any unexpired term of the Lease existing prior to such foreclosure (but there shall be no requirement for an additional deposit).

(f) Rental Payments and Performance Under Lease. Tenant shall not pay any installment of rent, or any other amount or charge due under the Lease, more than thirty (30) days prior to the due date thereof, and Lender shall be entitled to recover from Tenant any such payments or charges made by Tenant in violation hereof. Tenant shall observe and perform, throughout the term of the Lease, all of the terms, covenants, conditions and obligations to be performed by Tenant thereunder.

(g) Modification and Cancellation of Lease. Tenant shall not enter into any termination, cancellation, surrender, amendment or modification of the Lease without Lender’s prior written consent.

EXHIBIT E

(h) Tenant Estoppel Statement. Tenant hereby confirms, acknowledges, warrants, represents and certifies as follows: (i) the Lease is in full force and effect and a valid and binding obligation of Borrower and Tenant enforceable in accordance with its terms; (ii) neither Borrower nor Tenant is in default under any of the terms, covenants or conditions of the Lease, and, as of the date hereof, there are no setoffs, counterclaims or credits against rentals or other amounts payable under the Lease, and no event or circumstance has occurred or pertains that, but for the giving of required notice or the lapse of an applicable grace period, would result in any of the foregoing; (iii) Tenant has no notice of any prior assignment, hypothecation or pledge of the Lease or any of the amounts payable thereunder; (iv) the Lease is a complete statement of the agreement of the parties thereto with respect to the leasing of the Premises, and no modifications, amendments, supplements, assignments or subleases (whether written or oral) have been made to the Lease; (v) any information contained in any prior estoppel certificate delivered by Tenant for the benefit of Borrower or Lender remains true and correct as of the date hereof as if remade as of the date hereof; (vi) Tenant has accepted the Premises, and Borrower has completed all construction and improvements required under the terms of the Lease to be completed by Borrower; and (vii) no rent, additional rent or reimbursement obligations of Tenant under the Lease have been paid more than one month in advance.

5. Certain Acknowledgments and Agreements by Borrower.

(a) Right of Lender to Receive Rental Payments. In the event of any Event of Default under the Loan Documents, Lender has the right to give notice to Tenant to pay all rent and all other sums due or payable under the Lease directly to Lender. Borrower hereby expressly authorizes and directs Tenant (and Tenant agrees) to make such payments to Lender upon receipt of such notice (regardless of any conflicting claims made by Borrower as to whether a default exists or otherwise) and Borrower hereby releases and discharges Tenant of and from any liability to Borrower on account of any such payments made by Tenant hereunder.

(b) Agreement Does Not Alter Loan Documents. Borrower acknowledges that the Note and the Loan Documents remain in full force and effect, enforceable in accordance with their terms, and that this Agreement does not constitute a waiver by Lender of any of its rights thereunder, or in any way release Borrower from its obligations to comply with any of the terms, provisions, conditions, covenants, agreements or obligations under the Note or the Loan Documents.

6. No Merger. Borrower, Tenant and Lender agree that unless Lender shall otherwise expressly consent in writing, fee title to the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third party by purchase, assignment or otherwise.

7. Modifications; Lease Not Amended; Alterations to Loan. This Agreement may not be modified orally or in any other manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall not be deemed to alter or modify any of the terms, covenants, conditions or obligations of the Lease, except to the extent specifically set forth herein. No renewal, extension, modification, consolidation or replacement of the Loan Documents, or any of them, or any other provision of the loan evidenced by the Note, or any waiver of any term thereof, shall in any manner affect the obligations of Tenant under the Lease or this Agreement, and Tenant hereby unconditionally relinquishes, waives and releases any and all claims or defenses based thereon.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, successors and assigns; and provided, however, that the obligations and liabilities of Lender, and each of its successors and assigns, shall be binding upon Lender and each such successor only during such period as Lender or such successor retains an interest in the Loan Documents; provided, further, that the interest of Tenant under this Agreement may not be assigned or transferred without the prior written consent of Lender (which consent shall not be unreasonably withheld). As used herein, the term “Tenant” shall include the original Tenant designated herein and its heirs, successors and assigns; the term “Borrower” shall include the original Borrower designated herein and its heirs, successors and assigns; the term “Lender” shall include the original Lender designated herein and its heirs, successors and assigns, including anyone who shall have succeeded to Borrower’s interest in the Premises by, through or under foreclosure of the Loan Documents, or any of them; and the term “foreclosure” shall be deemed to include judicial foreclosure, foreclosure by any power of sale granted under the Loan Documents, or the acquisition of Borrower’s estate in the Property by voluntary deed or assignment in lieu of foreclosure.

9. Severability. If any term of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term to persons or circumstances other than those to which it is invalid and unenforceable, shall, at Lender’s option, not be affected thereby, and in such event this Agreement shall be construed to the extent necessary as if such invalid or unenforceable provision had never been contained herein.

10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California (without regard to conflicts of law).

11. Attorneys’ Fees. If any action or proceeding is brought by any party against any other party under this Agreement, the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding such amount as the court may adjudge reasonable.

12. Notices. Whenever a party shall desire to give or serve any notice, demand, request or other communication with respect to this Agreement (“Notice”), each such Notice shall be in writing and shall be

EXHIBIT E

personally served or sent by a commercial overnight delivery service or by certified mail, return receipt requested, and shall be deemed to have been received on the date actually received if personally served or on the next business day after deposit with an overnight delivery service or on the date of receipt or refusal as shown on the return receipt if sent by certified mail or by the overnight carrier’s proof of delivery, as the case may be. The addresses of the parties to which Notices shall be sent (until notice of a change is served as provided in this paragraph) are as set forth below the signature of such party on the signature page of this Agreement.

13. Terminology. Whenever used in this Agreement (including any Exhibit hereto), the word “including”, “includes”, or “include” shall be read as though the phrase “, without limitation,” immediately followed the same.

14. Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute any counterpart of this Agreement shall not relieve the other signatories from their obligations hereunder.

THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY OR CLAIM, WHETHER ARISING IN TORT OR CONTRACT OR BY STATUTE OR LAW, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH OR THEREWITH. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER’S, BORROWER’S, AND TENANT’S ENTERING INTO THIS AGREEMENT AND THE PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT WITHOUT THIS WAIVER. LENDER, BORROWER AND TENANT ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.

[Signatures appear on following pages]

EXHIBIT E

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE: THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT CONTAINS PROVISIONS WHICH ALLOW THE LANDLORD OBLIGATED ON THE LEASE TO OBTAIN A LOAN, ALL OR A PORTION OF WHICH MAY BE EXPENDED FOR PURPOSES OTHER THAN IMPROVEMENT OF THE PROPERTY.

“TENANT”

SERENA SOFTWARE, INC.,
a Delaware corporation

By:
Name:
Title:

Tenant’s Address:

**
**
**
**
Attention:
Telephone:
Fax:

EXHIBIT E

“BORROWER”

LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company

By:	LEGACY PARTNERS COMMERCIAL, L.P.,
a California limited partnership, as Manager and Agent for Owner

	By:	LEGACY PARTNERS COMMERCIAL, INC., General Partner

By:
Debra Smith
		Its:	Chief Administrative Officer
DRE #00975555
BL DRE #01464134

Borrower’s Address:

LEGACY PARTNERS II SAN MATEO PLAZA, LLC c/o Legacy Partners Commercial, LLC 4000 East Third Avenue, Suite 600 Foster City, California 94404
Attention:

EXHIBIT E

“LENDER”

MESA WEST REAL ESTATE INCOME FUND II (Core Inv), LLC, a Delaware limited liability company

By:
Name:
Title:

Lender’s Address:

c/o Mesa West Capital 11755 Wilshire Boulevard, Suite 1670 Los Angeles, California 90025 Attention: Loan Notices, Ryan Delaney Facsimile No.: (310) 806-6301

With a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

515 South Figueroa Street, Ninth Floor

Los Angeles, California 90071-3398

Attention: Kevin M. Ehrhart

Phone number: 213-955-5599

Facsimile number: 213-620-8816

EXHIBIT E

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF	)

On            ,    , 20    , before me,                                        , Notary Public, personally appeared                                        , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT E

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF	)

On            ,    , 20    , before me,                                        , Notary Public, personally appeared                                        , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT E

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF	)

On            ,    , 20    , before me,                                        , Notary Public, personally appeared                                        , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT E

EXHIBIT A TO SNDA

DESCRIPTION OF PROPERTY

EXHIBIT E

RIDER

EXTENSION OPTION

This Rider (the “Rider”) is incorporated as a part of that certain Lease dated March 16, 2012 by and between LEGACY PARTNERS II SAN MATEO PLAZA, LLC, a Delaware limited liability company (“Landlord”), and SERENA SOFTWARE, INC., a Delaware corporation (“Tenant”), for the leasing of those certain premises located at 1850 Gateway Drive, Suite 400, San Mateo, California 94404, as more particularly described in the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in this Rider, Tenant shall have one (1) option (the “Extension Option”) to extend the initial Lease Term for five (5) years (the “Extension Term”).

2. Tenant’s Extension Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Extension Option (the “Extension Option Notice”) no earlier than twelve (12) months and no less than nine (9) months prior to the expiration of the initial Lease Term. If Landlord does not receive the Extension Option Notice from Tenant on a date which is no earlier than twelve (12) months and no less than nine (9) months prior to the expiration of the initial Lease Term, all rights under this Extension Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Extension Option, subject to the provisions, limitations and conditions set forth in this Rider, the Lease Term shall be extended for the Extension Term.

3. Establishing the Initial Base Rent for the Extension Term. The initial Base Rent for the Extension Term shall be equal to the then Fair Market Rental Rate, as hereinafter defined. As used herein, the “Fair Market Rental Rate” payable by Tenant for the Extension Term shall mean the Base Rent for comparable Class A office space at which non-equity tenants, as of the commencement of the lease term for the Extension Term, will be leasing non-sublease, non-equity, space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable first-class buildings in the San Mateo/Foster City market area, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Premises. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extension Term.

4. Determination of Brokers. If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Extension Term within ten (10) days of receipt by Landlord of the Extension Option Notice for the Extension Term, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least ten (10) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the space and term at issue. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall conclusively determine the Fair Market Rental Rate for the Extension Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Extension Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half ( 1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the space and term at issue. The determination of the Fair Market Rental Rate by the third broker shall be conclusive and binding upon Landlord and Tenant.

In no event shall the monthly Base Rent for any period of the Extension Term as determined pursuant to this Rider, be less than the highest monthly Base Rent charged during the initial term of the Lease. Upon determination of the initial monthly Base Rent for the Extension Term in accordance with the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease. Such amendment shall set forth the initial monthly Base Rent for the Extension Term and the actual commencement date and expiration date of the Extension Term. Tenant shall have no other right to extend the Lease Term under this Rider unless Landlord and Tenant otherwise agree in writing.

5. Condition of Premises for the Extension Term. If Tenant timely and properly exercises this Extension Option, in strict accordance with the terms contained herein, Tenant shall accept the Premises in its then “AS-IS” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises.

RIDER 1

6. Limitations On, and Conditions To, Extension Option. This Extension Option is personal to Tenant (and any Permitted Transferee) and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease (except to a transferee in connection with a Permitted Transfer). At Landlord’s option, all rights of Tenant under this Extension Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default beyond any applicable cure period at any time during the Lease Term, or is in default beyond any applicable cure period of any provision of the Lease on the date Landlord receives the Extension Option Notice; and/or (2) except for a Permitted Transfer, Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises in a transfer; and/or (3) Tenant has a tangible net worth and net income as of the date of the Extension Option Notice, in the aggregate, computed in accordance with Generally Accepted Accounting Principles (but excluding goodwill as an asset), which is less than Tenant’s tangible net worth and net income as of the date of this Lease; and/or (4) Tenant has failed to exercise properly this Extension Option in a timely manner in strict accordance with the provisions of this Rider; and/or (5) Tenant no longer has possession of the entire Premises pursuant to the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

7. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Rider.

RIDER 1